                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                        Harte-Hanks Communications, Inc.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 5, 1998

     As a stockholder of Harte-Hanks Communications, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at 200 Concord Plaza Drive, First Floor, San Antonio, Texas, on Tuesday, May 5, 1998, at 10:00 a.m. local time, for the following purposes:

          1. To elect two Class II directors, each for a three-year term;

          2. To approve an amendment to the Harte-Hanks Communications, Inc. Certificate of Incorporation (the "Harte-Hanks Charter") to change the name of the Company to "Harte-Hanks, Inc.";

          3. To approve an amendment to the Harte-Hanks Charter to increase the number of authorized shares of common stock, par value $1.00 ("Common Stock"), from 125,000,000 to 250,000,000;

          4. To approve the adoption of the Harte-Hanks Communications, Inc. 1998 Director Stock Plan;

          5. To approve amendments to the Harte-Hanks Communications, Inc. 1991 Stock Option Plan (the "1991 Plan"); and

          6. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 16, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 27, 1998

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD MAY 5, 1998
                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks Communications, Inc. ("Harte-Hanks" or the "Company") for use at the 1998 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the secretary of the Company in writing, executing a subsequent proxy, or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 16, 1998. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 27, 1998.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 16, 1998 (the "Record Date"), to vote in the election of Class II directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class II Directors, (ii) to vote for or against any proposal to be considered at the Annual Meeting or (iii) to abstain from voting on any proposal other than election of Class II directors if the stockholder chooses to do so. The election of Class II directors will be decided by a plurality of the votes cast. The proposed amendments to the Harte-Hanks Charter and the 1991 Plan will be determined by a majority of the shares entitled to vote at the Annual Meeting. All other matters will be determined by a majority of the votes cast.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin and Houston H. Harte.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted FOR the election of the two nominees for Class II director, FOR the other proposals described on the proxy card and at the discretion of the proxies on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 16, 1998 consisted of 73,589,784 shares of Common Stock, which number reflects a two-for-one stock split paid in the form of a stock dividend on March 16, 1998. Each share of Common Stock is entitled to one vote. All share numbers referenced in this Proxy Statement are adjusted to reflect the stock split.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE -- ELECTION OF CLASS II DIRECTORS

     The current number of members of the Board of Directors is seven. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class II directors will expire at the Annual Meeting. The Class II directors elected in 1998 will serve for a term of three years which expires at the Annual Meeting of Stockholders in 2001 or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast in writing.

     The nominees for the Class II directors are Larry Franklin and James L. Johnson. All nominees are members of the present Board of Directors. The Board believes that all nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

PROPOSAL TWO -- AMENDMENT OF THE HARTE-HANKS CHARTER TO CHANGE THE NAME OF THE
                COMPANY TO HARTE-HANKS, INC.

     On October 15, 1997, the Company completed the sale of its newspaper and television businesses to The E.W. Scripps Company. The sale was part of the Company's strategy to focus on its direct marketing and shopper businesses. In light of the sale, the Board of Directors believes that the name Harte-Hanks, Inc. is more appropriate for the Company at this time. The New York Stock Exchange trading symbol will remain "HHS."

     To accomplish the proposed name change, Article I of the Harte-Hanks Charter will be amended to read in its entirety:

     "The name of the Corporation is "Harte-Hanks, Inc."

     If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

               THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE
                         FOR THE PROPOSED NAME CHANGE.

PROPOSAL THREE -- AMENDMENT OF THE HARTE-HANKS CHARTER TO INCREASE THE NUMBER OF
                  AUTHORIZED SHARES OF COMMON STOCK.

     At the Annual Meeting, stockholders will be asked to consider and vote upon a proposal to amend the Harte-Hanks Charter to increase the number of shares of Harte-Hanks Common Stock authorized for issuance from 125,000,000 to 250,000,000. This amendment was adopted by the Board of Directors on January 28, 1998, subject to stockholder approval.

     Harte-Hanks' authorized capital stock currently consists of a total of 125,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. There are no preemptive rights associated with any of the

Harte-Hanks capital stock. As of the Record Date there were 73,589,784 shares of Common Stock outstanding and approximately 9,664,126 shares were reserved for future issuance pursuant to stock option plans and other arrangements. No shares of Preferred Stock have been issued.

     On January 28, 1998, the Board of Directors approved a two-for-one stock split to be paid in the form of a stock dividend on March 16, 1998 to stockholders of record on March 2, 1998. The Board of Directors believes that it is in the best interests of the Company to have additional shares of Common Stock issuable at its discretion for possible future acquisitions, stock splits, stock dividends, employee benefit plans and other corporate purposes.

     The additional Common Stock authorized by the adoption of the amendment would have rights identical to the currently outstanding Common Stock. Adoption of the proposed amendment and issuance of Common Stock would not affect the rights of the holders of currently outstanding Harte-Hanks Common Stock, except for the effects incidental to increasing the number of shares outstanding, including possible dilution of the equity interests of existing stockholders or reduction of proportionate voting power of existing stockholders. If the amendment is adopted, it will become effective upon the filing of a Certificate of Amendment to the Harte-Hanks Charter with the Secretary of State of the State of Delaware.

     The additional shares of Common Stock may be issued, subject to certain exceptions, by the Board of Directors at such times, in such amounts, and upon such terms as the Board of Directors may determine without further approval of the stockholders. Stockholders have no preemptive rights to subscribe for additional shares when issued. To accomplish the proposed increase, the first sentence of the Fourth Article of the Harte-Hanks Charter must be amended as follows:

    "Fourth: The aggregate number of shares of capital stock that the Corporation shall have the authority to issue is two hundred fifty-one million (251,000,000), of which two hundred fifty million (250,000,000) shares shall be common stock of the Corporation, par value $1.00 per share, and one million (1,000,000) shares shall be Preferred Stock, par value $1.00 per share."

               THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE
           FOR THE PROPOSED INCREASE IN THE AUTHORIZED COMMON STOCK.

PROPOSAL FOUR -- ADOPTION OF THE HARTE-HANKS COMMUNICATIONS, INC. 1998 DIRECTOR
                 STOCK PLAN

     Harte-Hanks believes that directors as well as officers of the Company should have a meaningful investment in the company they manage. In order to increase Harte-Hanks stock ownership by its non-employee directors and to attract and retain highly qualified individuals to serve as directors of the Company, the Board of Directors adopted the 1998 Director Stock Plan (the "1998 Plan") on March 9, 1998, subject to stockholder approval.

     For many years non-employee directors have been paid a cash fee to compensate them for the services they provide to the Company. Pursuant to the 1998 Plan, each non-employee director may elect to receive all or a portion of the cash compensation otherwise payable for such director's services in Common Stock. There are currently four non-employee directors serving on the Board of Directors. The following table summarizes the benefits that such non-employee directors would have received during 1997 if all had elected to take the total amount of the director fees paid in stock.

                               NEW PLAN BENEFITS
                            1998 DIRECTOR STOCK PLAN

                                     AGGREGATE DOLLAR VALUE OF   AGGREGATE NUMBER OF SHARES
               GROUP                  DIRECTOR FEES FOREGONE      AWARDED IN LIEU OF FEES
               -----                 -------------------------   --------------------------
Non-Executive Director Group (4
  persons).........................          $188,000                      11,660

     Subject to stockholder approval, the 1998 Plan will be effective May 5, 1998. Only non-employee directors (those not employed by the Company or any subsidiary of the Company) will be eligible to participate in the Plan. Beginning July 1, 1998, each non-employee director would have the option to elect to take stock in lieu of such director's cash compensation for directors fees in increments of 25%, 50%, 75% or 100%. Upon such election, the number of whole shares of stock to be distributed to the director shall be equal to the cash compensation foregone during a calendar quarter divided by the closing price for the Common Stock as reported by the New York Stock Exchange (or any exchange on which the stock is then traded) on the last day of the calendar quarter. The maximum number of shares of Common Stock that may be issued pursuant to the 1998 Plan is 200,000 shares, subject to adjustment for changes in capitalization. All shares of Common Stock to be used for purposes of this Plan will be treasury shares.

     Shares of Common Stock issued pursuant to the 1998 Plan are subject to a six-month holding period, except in the case of death or disability of the non-employee director. No rights under the Plan shall be assignable or transferable by a director, other than by will or the laws of descent and distribution. The 1998 Plan may be amended by action of the Board of Directors; provided that stockholder approval is required to increase the number of shares of Common Stock that may be distributed under the Plan.

               THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE
                   FOR THE PROPOSED 1998 DIRECTOR STOCK PLAN

PROPOSAL FIVE -- AMENDMENT OF HARTE-HANKS 1991 STOCK OPTION PLAN

     Harte-Hanks has for many years utilized stock incentives as part of its overall compensation program. The Board of Directors of Harte-Hanks believes that stock options and stock-based incentives play an important role in attracting and retaining the services of outstanding personnel and in encouraging such employees to have a greater personal financial investment in Harte-Hanks.

     Since 1984, Harte-Hanks has had a stock option plan. The Harte-Hanks stockholders approved the 1991 Stock Option Plan (the "1991 Plan") in 1991. The 1991 Plan permits the granting, either alone or in combination, of "non-qualified" stock options that do not qualify for beneficial treatment under the Code and incentive stock options under Section 422A of the Code ("ISOs"). Stock options permit the purchase of shares of Harte-Hanks by persons who are responsible for or contribute to the management, growth, success and profitability of Harte-Hanks and who are designated by the Compensation Committee that administers the 1991 Plan. James L. Johnson and Dr. Peter T. Flawn are the current members of the Compensation Committee.

     On January 28, 1998, the Board of Directors adopted amendments to the 1991 Plan to (a) permit the exercise price for stock options to be paid, directly or constructively, in shares of Common Stock owned by the optionee; (b) provide that upon exercise of a non-qualified option, the Board or the Compensation Committee may permit the participant to request withholding of a number of shares from the certificate issued upon exercise of the option sufficient to pay the withholding taxes; (c) limit to 1,000,000 the total number of shares of Common Stock for which options may be granted to any one participant in a single year; (d) provide that non-qualified options may be granted to consultants or advisors that provide services to the Company or its subsidiaries, and outside directors of the Company; and (e) provide that, at the discretion of the Board or Compensation Committee, non-qualified options may be granted that permit transfer without consideration to certain family members of the optionee. These amendments are submitted to the stockholders for approval in compliance with the 1991 Plan.

     The Option Grants Table reflects the number of options awarded in 1997 to executive officers named in the Summary Compensation Table. As of February 18, 1998, options to acquire approximately 5,792,550 shares of Harte-Hanks Common Stock had been granted and remain outstanding pursuant to the 1991 Plan. Options may be granted on up to 8 million shares of Common Stock. The following is a summary of its principal provisions (including proposed amendments).

     Purpose of the Plan. The purpose of the plan is to advance the interests of the Company by attracting and retaining the best available personnel for positions of substantial responsibility and to provide additional incentives to key employee of Harte-Hanks Communications, Inc. or any present or future parent or subsidiary to promote the success of the business of these corporations.

     Shares Subject to the Plan. The shares subject to option and the other provisions of this Plan shall be shares of the Company's Common Stock not to exceed 8 million shares. Such shares may be either authorized but unissued shares or treasury shares.

     Administration of the Plan. The Compensation Committee has broad authority to administer and interpret the Plan.

     Eligibility. All employees, consultants and advisors to the Company or any current or future parent or subsidiary (including outside directors), are eligible to receive options under the 1991 Plan, except that no employee is eligible to receive an incentive stock option, if, on the date of the grant, such employee owns in excess of 10% of the outstanding voting stock of the Company. No participant in the 1991 Plan is eligible to receive options to purchase more than 1,000,000 shares of Common Stock per calendar year.

     Effect of Change in Shares of the Company Subject to the Plan. If there is a change in the stock of the Company through the declaration of stock dividends, stock splits, or combinations or exchanges of shares, or otherwise, the number of shares available for option, the shares subject to an option and the option prices shall be appropriately adjusted.

     Manner of Exercise. Payment methods for exercise of options granted under the 1991 Plan may include, as determined by the Board or Compensation Committee,
(a) by check, (b) in shares of Common Stock owned by the participant, or (c) partly by check and partly in shares of Common Stock. Incentive Stock Options granted prior to January 1, 1998, may be exercised only by check. If participant-owned Common Stock is used to pay the purchase price, the Common Stock used must have been held by the participant for at least six months prior to the date of exercise. The Board or Compensation Committee may authorize use of an attestation procedure, pursuant to which the Company will subtract the number of shares held by the optionee and having a value equal to the exercise price from the number of shares to be issued pursuant to the exercise. Upon exercise of a non-qualified option, the Board or Compensation Committee may permit the participant to deliver Common Stock as payment for the withholding taxes or, at the participant's request, the Board or Compensation Committee may withhold a number of shares from the certificate satisfactory to pay the withholding taxes.

     Amendment and Termination of the Plan. The Board may alter, suspend or discontinue the Plan at any time. All Incentive Stock Options must be granted within ten years of the effective date of the 1991 Plan, or the date the 1991 Plan was approved by the stockholders, whichever is earlier. No action of the Board may impair any then outstanding option without the consent of the holder of the option. No amendment may be made without the approval of the stockholders of the Company by the affirmative votes of the holders of a majority of shares of Common Stock then issued and outstanding, which amendment would (i) increase the number of shares available under the Plan; (ii) change the employees or class of employees eligible to participate in the Plan; or (iii) change the material terms of the Plan as construed under sec. 162(m) of the Code.

     Change in Control. The Board has the discretion at the time of a grant or at any time prior to or upon the occurrence of a change of control (as defined in the 1991 Plan) or potential change of control, to provide in whole or in part for the accelerated exercisability of each option outstanding at the time of such change of control.

     Transferability. All or a portion of the non-qualified options to be granted, at the Board or Compensation Committee's discretion, may be on terms that permit transfer without consideration to an immediate family member (as defined in the 1991 Plan), trusts for the benefit of immediate family members, or a partnership or other entity in which immediate family members are the only partners; provided that the stock option agreement pursuant to which the non-qualified options are granted must be approved by the Compensation Committee and that subsequent transfers of transferred options are prohibited, except by will or the laws of descent and distribution. Incentive stock options are non-transferable except by will or the laws of descent and distribution, and during the plan participant's lifetime are only exercisable by the participant.

     Exercise of Incentive Stock Options. The Board, or the Compensation Committee, will set the option terms and exercisability schedule of ISOs. However, no Incentive Stock Option will be exercisable at any time after the expiration of ten (10) years from the date of grant. The total fair market value (determined as of the date of grant) of stock with respect to which ISOs are exercisable by a participant in any one calendar year cannot exceed $100,000. ISOs exceeding the $100,000 limit in any year are treated as non-qualified stock options. The ISOs granted earliest shall be applied first to the $100,000 limit.

  Federal Tax Consequences.

     Nonqualified Options. No income will be recognized by an optionee for federal income tax purposes upon the grant of a nonqualified option. Upon exercise of a non-qualified option, the optionee will recognize income equal to the excess of the fair market value of the shares received over the exercise price. Income recognized upon the exercise of nonqualified options will be considered compensation subject to withholding at the time such income is recognized, and therefore, the Company or an affiliate must make the necessary arrangements with the optionee to ensure that the amount of the tax required to be withheld is available for payment. Nonqualified options are designed to ensure that the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee at the time of such recognition by the optionee.

     The basis of shares transferred to an optionee pursuant to exercise of a nonqualified option is the price paid for such shares plus an amount equal to any income recognized by the optionee as a result of the exercise of such option. If an optionee thereafter sells shares acquired upon exercise of a nonqualified option, any amount realized over the basis of such shares will constitute capital gain to such optionee for federal income tax purposes.

     If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under a nonqualified option, the number of shares received pursuant to the option which is equal to the number of shares delivered in payment of the exercise price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon such exercise will be taxable to the optionee as ordinary income. The optionee's basis in the number of shares received in exchange for the shares delivered in payment of the exercise price will be equal to the basis of the shares delivered in payment. The basis of the remaining shares received upon such exercise will be equal to the fair market value of such shares.

     Incentive Options. No income will be recognized by an optionee for federal income tax purposes upon the grant or exercise of an incentive option. The basis of shares transferred to an optionee pursuant to the exercise of an ISO is the price paid for such shares. If the optionee holds such shares for at least one year after transfer of the shares to the optionee and two years after the grant of the option, the optionee will recognize capital gain or loss upon sale of the shares received upon such exercise equal to the difference between the amount realized on such sale and the exercise price. Generally, if the shares are not held for that period, the optionee will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price of such shares. Any additional gain realized by the optionee upon such disposition will be a capital gain.

     The excess of the fair market value of shares received upon the exercise of an ISO over the option price for such shares is an item of adjustment for the optionee for purposes of the alternative minimum tax.

     The Company is not entitled to a deduction upon the exercise of an ISO by an optionee. If the optionee disposes of the shares of stock received pursuant to such exercise prior to the expiration of one year following transfer of the shares to the optionee or two years after grant of the option, however, the Company may deduct an amount equal to the ordinary income recognized by the optionee upon disposition of the shares at the time such income is recognized by the optionee.

     If an optionee uses already owned shares of Common Stock to pay the exercise price for shares under an ISO, the resulting tax consequences will depend upon whether such already owned shares of Common Stock are "statutory option stock," and, if so, whether such statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, "statutory option stock" (as defined in Section 424(c)(3)(B) of the Code) is any stock acquired through the exercise of an ISO or an option granted pursuant to an employee stock purchase plan, but not through the exercise of a nonqualified stock option. If such stock is statutory option stock with respect to which the applicable holding period has been satisfied, no income will be recognized by the optionee upon the transfer of such stock in payment of the exercise price of an ISO. If such stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of such stock unless such stock is not substantially vested within the meaning of the regulations under Section 83 of the Code (in which event it appears that the optionee will recognize ordinary income upon the transfer equal to the amount by which the fair market value of the transferred shares exceeds their basis). If the stock used to pay the exercise price of an ISO is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of such stock will be a disqualifying disposition described in Section 421(b) of the Code which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the option covering such stock was exercised over the option price of such stock. Under the present provisions of the Code, it is not clear whether all shares received upon the exercise of an ISO with already owned shares will be statutory option stock or how the optionee's basis will be allocated among such shares.

     Performance-Based Compensation. Certain stock options granted to the executives listed in the Summary Compensation Table (or individuals who may be required to be included in the Summary Compensation Table at the time of exercise of the options) are intended to comply with the "qualified performance based compensation" rules under Code Section 162(m)(4)(C), so that the Company can generally obtain a full deduction for federal income tax purposes for the income recognized on exercise of such options. Any option granted to such officers with an exercise price equal to or in excess of the fair market value of a share of Common Stock as of the date of grant is to be granted and administered in accordance with the "qualified performance based compensation" rules. The Compensation Committee (which is comprised solely of outside directors) administers such grants.

               THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE
                    FOR THE PROPOSED AMENDMENTS TO THE PLAN.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of February 18, 1998 (adjusted to reflect the two-for-one stock split in the form of a dividend paid on March 16,
1998) the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock. Except as noted below, each named person has sole voting power and investment power with respect to the shares shown.

                     NAME AND ADDRESS                        NUMBER OF SHARES   PERCENT OF
                  OF BENEFICIAL OWNER(1)                     OF COMMON STOCK      CLASS
                  ----------------------                     ----------------   ----------
Houston H. Harte(2)........................................     12,769,802         17.4
David L. Copeland(3).......................................      8,420,596         11.4
Andrew B. Shelton Revocable Trust..........................      6,857,656          9.3
Edward H. Harte............................................      5,559,736          7.6
Train, Smith Counsel(4)....................................      4,893,184          6.6
The Capital Group Companies, Inc.(5).......................      4,385,600          6.0
Larry Franklin(6)..........................................      3,797,614          5.1
David L. Sinak(7)..........................................      3,750,006          5.1
Christopher M. Harte(8)....................................        849,382          1.2
Donald R. Crews(9).........................................        764,500          1.0
Richard M. Hochhauser(10)..................................        699,000            *
Peter E. Gorman(11)........................................        196,500            *
Dr. Peter T. Flawn.........................................         15,000            *
Jacques D. Kerrest(12).....................................         13,228            *
James L. Johnson...........................................          3,000            *
All Executive Officers and Directors as a Group (10
  persons)(13).............................................     26,058,622         34.8

---------------

  *  Less than 1%.

 (1) The address of Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021. The address of The Capital Group Companies, Inc., is 333 South Hope Street, Los Angeles, California 90071. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks Communications, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

 (2) Includes 2,250,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak and 750,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and Christopher M. Harte and as to which Mr. Harte holds shared voting and dispositive power.

 (3) Includes 36,400 shares held as custodian for his children; 1,484,500 shares that are owned by 12 trusts for which Mr. Copeland serves as trustee or co-trustee and 6,857,696 shares owned by the Andrew B. Shelton Revocable Trust for which Mr. Copeland is the sole trustee.

 (4) Train, Smith Counsel has shared voting power with respect to 3,983,804 shares and shared dispositive power with respect to 4,893,184 shares and has sole voting power or sole dispositive power with respect to no shares. Information with respect to Train, Smith Counsel is based on a Schedule 13G filing dated February 12, 1998.

 (5) A subsidiary of The Capital Group Companies, Inc. has sole dispositive power but no voting power as to these shares. Information with respect to The Capital Group Companies, Inc. is based on a February 10, 1998 Schedule 13D filing.

 (6) Includes 480,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days, 720,000 shares owned by four trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power, and 120,000 shares held in trust for his children.

 (7) Represents shares owned by 13 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power.

 (8) Includes 3,000 shares held in trust for his children, 750,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte and 83,334 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and as to which Mr. Harte holds shared voting and dispositive power.

 (9) Includes 247,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 369,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 190,500 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 228 shares held in trust for his children.

(13) Includes 1,287,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years, except as noted below.

             NAME                AGE                    POSITION WITH COMPANY
             ----                ---                    ---------------------
David L. Copeland..............  42     Director (Class I)
Dr. Peter T. Flawn.............  72     Director (Class I)
Larry Franklin.................  55     Director (Class II); President and Chief Executive
                                        Officer
Christopher M. Harte...........  50     Director (Class I)
Houston H. Harte...............  71     Chairman, Board of Directors (Class III)
Richard M. Hochhauser..........  53     Director (Class III); Executive Vice President and
                                        Chief Operating Officer; President, Harte-Hanks
                                        Direct Marketing
James L. Johnson...............  70     Director (Class II)
Donald R. Crews................  54     Senior Vice President, Legal; Secretary
Peter E. Gorman................  49     Senior Vice President; President, Harte-Hanks
                                        Shoppers
Jacques D. Kerrest(1)..........  50     Senior Vice President, Finance and Chief Financial
                                        Officer

---------------

(1) Prior to joining the Company in July 1997, Mr. Kerrest served as chief financial officer of Chancellor Broadcasting Company beginning in November 1995. Prior to that position, beginning in July 1993 he served as chief financial officer of Positive Command, Inc. From January 1990 to July 1993 he was managing partner of Plenum Associates, Inc.

     Class II directors are to be elected at the Annual Meeting. The term of Class III directors expires at the 1999 Annual Meeting of Stockholders and the term of Class I directors expires at the 2000 Annual Meeting of Stockholders.

     David L. Copeland has served as a director of the Company since 1996. He has been employed by SIPCO, Inc., the management and investment company for the Andrew B. Shelton family, since 1980 and currently serves as its president.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors and also serves as a director of El Paso Energy, Inc. and Tenneco, Inc.

     Larry Franklin has served as a director of the Company since 1974 and as President and Chief Executive Officer, of the Company since 1991. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of the Company since 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. He also serves as a director of GeoKinetics, Inc. Mr. Harte is the nephew of Houston H. Harte.

     Houston H. Harte has served as a director of the Company since 1952 and as Chairman of the Board of Directors since 1972.

     Richard M. Hochhauser has served as Chief Operating Officer of the Company since January 1998 and has served as a director and Executive Vice President of the Company since 1996. He also has served as President of Harte-Hanks Direct Marketing since 1987 and has held numerous other positions since joining the Company in 1975.

     James L. Johnson, a director of the Company since 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of CellStar Corporation, Finova Group, Inc., GTE Corporation, Mutual of New York, Valero Energy Corporation and Walter Industries, Inc.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held ten meetings during 1997. Each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established an audit committee and a compensation committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1997, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are Non-Employee Directors in accordance with Rule 16b-3 of the Securities Exchange Act of 1934 and outside directors in accordance with Section 162(m) of the Code. The Compensation Committee, which met five times during 1997, recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company's other most highly compensated executive officers (based on total annual salary and bonus for 1997).

                                                   ANNUAL COMPENSATION
            NAME AND PRINCIPAL                     -------------------   OPTIONS      ALL OTHER
                 POSITION                   YEAR    SALARY    BONUS(1)   GRANTED   COMPENSATION(2)
            ------------------              ----   --------   --------   -------   ---------------
Larry Franklin                              1997   $750,000   $750,000   110,000       $14,800
  President and Chief Executive Officer     1996    700,000    700,000   110,000        14,800
                                            1995    650,000    650,000   180,000        14,800
Richard M. Hochhauser                       1997    400,000    400,000    90,000         1,800
  Executive Vice President and Chief        1996    380,000    197,600   110,000         1,800
  Operating Officer                         1995    323,000    226,100   120,000         1,800
Donald R. Crews                             1997    280,000    196,000    19,000         1,800
  Senior Vice President, Legal and          1996    270,000    189,000    20,000         1,800
  Secretary                                 1995    270,000    189,000    24,000         1,800
Peter E. Gorman                             1997    275,000    177,375    25,000         1,800
  Senior Vice President; President,         1996    246,000    172,200    84,000         1,800
  Harte-Hanks Shoppers                      1995    225,000    135,000    21,000         1,800
Jacques D. Kerrest(3)                       1997    116,334     96,250   110,000            --
  Senior Vice President, Finance and        1996         --         --        --            --
  Chief Financial Officer                   1995         --         --        --            --

---------------

(1) Bonus amounts are inclusive of payments received under the existing incentive compensation plan. Larry Franklin has elected to defer $450,000, $400,000 and $325,000 of the total bonuses payable to him in 1997, 1996 and 1995, respectively, in accordance with the Company's deferred compensation plan.

(2) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

(3) Jacque D. Kerrest was hired as Senior Vice President, Finance and Chief Financial Officer of the Company in July 1997 at an annualized base salary of $275,000.

OPTION GRANTS DURING 1997

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1997 (adjusted to reflect the two-for-one stock split in the form of a dividend paid on March 16, 1998) to the individuals named in the Summary Compensation Table.

                                            % OF
                                           TOTAL
                                          OPTIONS
                                         GRANTED TO               MARKET                      POTENTIAL STOCK APPRECIATION
                             OPTIONS     EMPLOYEES    EXERCISE   PRICE AT    EXPIRATION     --------------------------------
           NAME              GRANTED      IN 1997      PRICE      GRANT         DATE           0%       63%(1)     159%(1)
           ----             ----------   ----------   --------   --------   -------------   --------   --------   ----------
Larry Franklin............  100,000(2)      7.7%      $12.875    $12.875    January, 2007   $     --   $809,702   $2,051,943
                             10,000(3)      0.8%        1.000     12.875    January, 2007    118,750    199,720      323,944
Richard M. Hochhauser.....   80,000(2)      6.1%       12.875     12.875    January, 2007         --    647,761    1,641,555
                             10,000(3)      0.8%        1.000     12.875    January, 2007    118,750    199,720      323,944
Donald R. Crews...........   16,000(2)      1.2%       12.875     12.875    January, 2007         --    129,552      328,311
                              3,000(3)      0.2%        1.000     12.875    January, 2007     35,625     59,916       97,183
Peter E. Gorman...........   20,000(2)      1.5%       12.875     12.875    January, 2007         --    161,940      410,389
                              5,000(3)      0.4%        1.000     12.875    January, 2007     59,375     99,860      161,972
Jacques D. Kerrest........  100,000(2)      7.7%       14.656     14.656    July, 2007            --    921,724    2,335,829
                             10,000(3)      0.8%        1.000     14.656    July, 2007       136,583    228,735      370,145

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at date of grant.

(2) Options are exercisable only after the fifth, and prior to the tenth, anniversary of the date of grant.

(3) Performance options have been granted at exercise prices of $1.00 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The timing at which the options become exercisable depends upon the extent to which the Company achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1997 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 1997 and unexercised options held at December 31, 1997 (adjusted to reflect the two-for-one stock split in the form of a dividend paid on March 16, 1998) by the individuals named in the Summary Compensation Table.

                                                                NUMBER OF               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS
                                                            DECEMBER 31, 1997           DECEMBER 31, 1997(1)
                          SHARES ACQUIRED    VALUE     ---------------------------   ---------------------------
          NAME              ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----            ---------------   --------   -----------   -------------   -----------   -------------
Larry Franklin..........          --        $     --     435,000        550,000      $7,027,500     $6,010,625
Richard M. Hochhauser...       4,600          64,783     340,400        455,000       5,494,317      4,951,875
Donald R. Crews.........      24,000         273,500     262,500        150,000       4,238,250      1,902,250
Peter E. Gorman.........          --              --     145,500        220,000       2,365,250      2,531,500
Jacques D. Kerrest......          --              --          --        110,000              --        559,375

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1997 ($18.50) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits in excess of those limitations payable to participants in the pension restoration plan will be paid under that plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

HIGHEST 5 YEAR               YEARS OF CREDITED SERVICE
   AVERAGE      ----------------------------------------------------
 REMUNERATION      15         20         25         30         35
--------------  --------   --------   --------   --------   --------
$150,000......  $ 34,090   $ 45,453   $ 56,817   $ 68,180   $ 79,543
250,000.......    58,840     78,453     98,067    117,680    137,293
350,000.......    83,590    111,453    139,317    167,180    195,043
450,000.......   108,340    144,453    180,567    216,680    252,793
550,000.......   133,090    177,453    221,817    266,180    310,543
650,000.......   157,840    210,453    263,067    315,680    368,293
750,000.......   182,590    243,453    304,317    365,180    426,043
850,000.......   207,340    276,453    345,567    414,680    483,793
950,000.......   232,090    309,453    387,817    464,180    541,543

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 26 years; Mr.
Hochhauser: 22 years; Mr. Crews: 15 years; Mr. Gorman: 17 years and Mr. Kerrest:
1 year.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. During 1997, David L. Copeland, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees of $47,000.

SEVERANCE AGREEMENTS

     In July 1993, the Company entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as President and Chief Executive Officer of the Company other than for "cause" (as defined) or if Mr. Franklin terminates his employment after specified adverse actions are taken by the Company), he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable.

     The Company has also entered into severance agreements with Donald R. Crews, Peter E. Gorman, Richard M. Hochhauser and Jacques D. Kerrest. If after a "change in control" (as defined) of the Company, any of the above executives is terminated other than for "cause," or elects to terminate his employment under specified circumstances, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable. Under limited circumstances the above-described executives may be entitled to the foregoing benefits upon termination of employment before a "change in control" occurs.

     In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of an excise tax under Section 4999 of the Code.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1997, executive compensation was comprised of the following elements:

          Base Salary. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          Annual Incentive Compensation. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Committee's review of the strategic and operating plans of the Company and each core business at the beginning of 1997, the Committee established incremental target performance levels for each executive officer based on the operating profit and earnings per share growth goals of the Company and, if the executive was responsible for a core business, the goals of the core business. Bonus amounts were paid to the executive based on the target performance level reached.

          Stock Option Plan. The 1991 Stock Option Plan forms the basis of the Company's long-term incentive plan for executives. The Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1997, certain options were granted at fair market value on the date of grant and become exercisable five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable nine years after their date of grant unless at the end of three years the Company has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Committee considered various factors such as the overall performance of the Company and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     It is the Company's policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Internal Revenue Code, including Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     1997 Compensation of Chief Executive Officer. The base salary of Mr. Franklin for 1997 was $750,000, an increase of 7.1% over his base salary in 1996. Mr. Franklin's bonus potential was targeted at 50% of base salary, with a potential range of 0%-100% of base salary. Mr. Franklin's 1997 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 1997, reflects the fact that in 1997 the Company's revenues, operating income and earnings per share from the Company's current businesses increased substantially. In 1997 Mr. Franklin received two option grants under the Company's 1991 Stock Option Plan, and in making those grants the Committee took into consideration the factors described above under the caption "Stock Option Plan."

                             Compensation Committee

            James L. Johnson, Chairman            Dr. Peter T. Flawn

COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's Common Stock during the period commencing November 4, 1993, the date public trading of the Common Stock began following the Company's initial public equity offering, to December 31, 1997 with the S&P 500 Index and a peer group selected by the Company.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group selected by the Company, which also is weighted by market capitalization, includes Acxiom Corporation, Catalina Marketing Corporation, R.R. Donnelley & Sons Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Inc., The New York Times Company, The Times Mirror Company and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the peer group selected by the Company at closing prices on November 4, 1993. It assumes that all dividends were reinvested


                                   [GRAPH]


                                                    Harte-Hanks
               Measurement Period                 Communications,
             (Fiscal Year Covered)                      Inc.           Peer Group         S&P 500
11/4/93                                                     100.00            100.00            100.00
12/31/93                                                    117.29            108.01            102.16
12/31/94                                                    117.29            101.20            103.51
12/31/95                                                    178.90            132.58            142.41
12/31/96                                                    252.08            156.51            175.10
12/31/97                                                    337.01            231.36            233.52

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 1998. Representatives of KPMG Peat Marwick LLP, who were also the Company's independent auditors for the year 1997, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by January 27, 1999 will be included in the Company's proxy statement and form of proxy for that meeting.

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1997 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                            By Order of the Board of Directors

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

March 27, 1998

                                                                      1235-PS-98

                        HARTE-HANKS COMMUNICATIONS, INC.
                            1998 DIRECTOR STOCK PLAN


        1.      Purposes.  The purposes of the 1998 Director Stock Plan (the
Plan) are to (a) attract and retain highly qualified individuals to serve as directors of Harte-Hanks Communications, Inc. (the Company) and (b) to increase the Non-Employee Directors (as defined below) stock ownership in the Company.

        2. Effective Date. The Plan shall be effective as of May 5, 1998, subject to the approval of the stockholders of the Company.

        3. Participation. Only Non-Employee Directors shall be eligible to participate in the Plan. A Non-Employee Director is a person who is serving as a director of the Company and who is not an employee of the Company or any subsidiary of the Company.

        4. Election to Receive Stock In Lieu Of Eligible Cash Fees. Subject to the terms and conditions of the Plan, each Non-Employee Director may elect to forego all or a portion of the cash compensation otherwise payable for services to be rendered by such Non-Employee Director during the calendar year and to receive in lieu thereof whole shares of Company common stock (rounded upward or downward to the nearest whole share), as determined in accordance with Section 6 hereof. Elections shall be made in increments of 25%, 50%, 75% or 100% of such compensation. An election under this Section 4 to have cash compensation paid in shares of common stock shall be valid only if it is in writing, signed by the Non-Employee Director, and filed with the Corporate Secretary of the Company. Common stock to be received by a Non-Employee Director pursuant to such director's election shall be distributed to the director as soon as practicable after the end of each calendar quarter.

        5. Cash Compensation. For purposes of the Plan, cash compensation shall mean the Non-Employee Directors annual director's fees, but shall not include a Non-Employee Directors expense reimbursement.

        6. Equivalent Amount of Stock. The number of whole shares of common stock to be distributed to a Non-Employee Director in accordance with such Non-Employee Directors election made under Section 4 above shall be equal to:

                (a) the amount of the cash compensation which the Non-Employee Director has forgone during that calendar quarter in exchange for shares of common stock, divided by

                (b) the closing price for the common stock as reported by the New York Stock Exchange (or any exchange on which the common stock may be then listed) on the last day of each calendar quarter, or, if no shares of common stock were traded on such date, on the next preceding date on which the common stock was traded.

        7. Shares Subject To The Plan. All shares of common stock to be used for purposes of the Plan shall be treasury shares, that is, shares previously issued and outstanding which have been reacquired by the Company and have not been canceled. The shares of common stock issued to a Non-Employee Director pursuant to the provisions of the Plan may not be sold for at least six months after having been acquired, except in the case of death or disability of the Non-Employee Director. The total number of shares of common stock issuable pursuant to the Plan is 200,000.

        8. Nonassignability. No rights under the Plan shall be assignable or transferable by a Non-Employee Director other than by will or the laws of descent and distribution.

        9. Construction; Amendment; Termination. The Plan shall be construed in accordance with the laws of the State of Delaware and may be amended or terminated at any time by action of the Board, provided, that the stockholders of the Company must approve any increase in the number of shares of common stock issuable under the Plan and provided further that the Plan may not be amended more than once every six months other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

                              AMENDED AND RESTATED

                        HARTE-HANKS COMMUNICATIONS, INC.
                             1991 STOCK OPTION PLAN

     1. Purpose of the Plan. This plan shall be known as the Harte-Hanks Communications, Inc. 1991 Stock Option Plan (the "Plan"). The purpose of the Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to key employees of Harte-Hanks Communications, Inc. or any present or future Parent or Subsidiary of Harte-Hanks Communications, Inc. to promote the success of the business of these corporations. It is intended that options that qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, as well as nonqualified options may be granted pursuant to the Plan, and the Plan shall be construed accordingly.

     2. Definitions. As used herein, the following definitions shall apply:

          (a)  "Corporation" shall mean Harte-Hanks Communications, Inc.

          (b) "Board" shall mean the Board of Directors of the Corporation and, subject to such limitations as are prescribed by the Board of Directors of the Corporation, the committee, if any, appointed to administer the Plan pursuant to paragraph 4(a) hereof.

          (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Common Stock" shall mean common stock, par value $1.00 per share, of the Corporation.

          (e) "Employee" shall mean, with respect to Incentive Stock Options, any person employed by the Corporation or any present or future Parent or Subsidiary of the Corporation who would qualify as an "employee" under Treas. Reg. ss. 1.421-7(h)(1) or successor regulation. With respect to non-qualified options, "Employee" shall also include consultants and advisors who provide services to the Corporation or any of its Subsidiaries or its Parent, including outside directors of the Corporation.

          (f) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (g) "Fair Market Value" shall mean the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the date specified as reported by the New York Stock Exchange or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Board, in its sole discretion. In making such determination, the Board may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

          (h) "Incentive Stock Option" or "ISO" shall mean an Option that constitutes an incentive stock option within the meaning of
               Section 422 of the Code. These options shall be designated as Incentive Stock Options.

          (i)  "Option" shall mean a stock option granted pursuant to this Plan.

          (j) "Parent" shall mean any future corporation which would be a "parent corporation" of the Corporation as defined in Section 425(e) and (g) of the Code.

          (k)  "Participant" shall mean an Employee who receives an Option.

          (l) "Plan" shall mean the Harte-Hanks Communications, Inc. 1991 Stock Option Plan.

          (m) "Securities Act" shall mean the Securities Act of 1933, as amended.

          (n) "Subsidiary" shall mean any present or future corporation which would be a "subsidiary corporation" of the Corporation as defined in Section 425(f) and (g) of the Code.

     3. Shares Subject to the Plan. Except as otherwise required by the provisions of paragraph 7 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options pursuant to the Plan shall not exceed 8,000,000 shares. Such shares may be either authorized but unissued shares or treasury shares.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased shares which were subject thereto shall, unless the Plan shall have been terminated, be available for the grant of other Options under the Plan.

     4. Administration of the Plan.

          (a) The Plan shall be administered by the Board; provided however, that the Board at any time can appoint a committee, consisting solely of non-employee directors, to administer the Plan.

          (b) Powers of the Board. The Board (or a committee appointed pursuant to Section 4(a) above) is authorized (but only to the extent not contrary to the express provisions of the Plan) to select from the persons who are eligible to receive Options under the Plan the particular persons who will receive

               Options, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the form and content of Options to be issued under the Plan and to make other determinations and exercise such other power and authority as may be necessary or advisable for the administration of the Plan. A majority of the Board members eligible to act shall constitute a quorum for purposes of acting with respect to the Plan and the action of a majority of the members present who are eligible to act at any meeting at which a quorum is present shall be deemed the action of the Board.

               The President or any Vice President of the Corporation is hereby authorized to execute instruments evidencing duly granted Options on behalf of the Corporation and to cause them to be delivered to the Participants.

          (c) Effect of Board Decisions. All decisions, determinations and interpretations of the Board with respect to the Plan and Options granted thereunder shall be final and conclusive on all persons affected thereby.

          (d) Approval of Grants. Each grant of Option must be approved in one of the following ways:

               (i) Board/Committee Approval. The entire Board of the Corporation or a committee thereof may vote in advance to approve such grant.

               (ii) Stockholder Approval/Ratification. In compliance with
                    Section 14 of the Exchange Act, a majority of the stockholders of the Corporation duly entitled to vote on such matters at meetings held in accordance with the Delaware Corporation Law, may either in advance of the grant or no later than the next annual meeting of stockholders, affirmatively vote to approve such grant.

     5. Eligibility.

          (a) All Employees are eligible to receive Options under the Plan, except that no Employee shall be eligible to receive an Incentive Stock Option if, on the date of grant, such Employee owns (including ownership through the attribution provisions of Section 424 of the Code) in excess of 10% of the outstanding voting stock of the Company (or of its parent or subsidiary as defined in Section 424 of the Code).

          (b) No Participant shall be eligible to be granted Options with respect to more than 1,000,000 shares of Common Stock per calendar year under the Plan.

     6. Term of Plan. The Plan shall continue in effect until terminated pursuant to Paragraph 12.

     7. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting stockholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock dividend, split-up, combination of shares, or otherwise), then there shall be substituted for each share of Common Stock then under Option or available for Option the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting stockholders) shall be so changed or for which each such share shall be so exchanged, together with an appropriate adjustment of the option price.

     In the event there shall be any other change in the number of, or kind of, issued shares of Common Stock, or of any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, the Board shall make such adjustment, if any, in the number, or kind, or option price of shares then subject to an Option or available for Option as is equitably required. Any such adjustment shall be effective and binding for all purposes of the Plan.

     8. Time of Granting Options. The date of grant of an Option under the Plan shall for all purposes, be the date on which the Board awards the Option or, if otherwise, the date specified by the Board as the date the award is to be effective. Notice of the grant shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant.

     9. Manner of Exercise. Payment methods for the exercise of Options granted under this Plan may include any of the following, as determined by the Board or a committee at the date of the grant or prior to any exercise, provided that such method is not prohibited by the applicable Option agreement (or the law applicable thereto as the same may be amended from time to time):

     (a) by check;

     (b) in shares of Common Stock owned by the Participant;

     (c) partly by check and partly in shares of Common Stock.

     Notwithstanding the foregoing, Incentive Stock Options granted prior to January 1, 1998, may be exercised only by check. If Participant-owned Common Stock is used to pay the purchase price, the Common Stock used must have been held by the Participant for at least six months prior to the date of exercise. Payments made in Common Stock shall be made by tendering to the Company shares owned by the Participant having an aggregate Fair Market Value per share that is not greater than the exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price by check. The Board or the committee may, in its discretion, authorize a constructive exchange of existing shares, as follows: the Participant may exercise the option by delivering a notarized statement that the Participant has owned for at least six months the number of shares of Common Stock to be used for the exercise of the Option (and delivering cash, to the extent the value of such shares is less than the exercise price), and thereupon, a new certificate shall be issued to the Participant for the number of shares being acquired pursuant to the exercise of the Option, less the number of shares being constructively tendered as set forth in the Participant's notarized statement. The Board or committee, in its discretion, may also authorize: (a) Participants to deliver Common Stock as payment for the withholding taxes due upon exercise of a non-qualified option; or (b) at the request of the Participant, withholding of a number of shares from the certificate satisfactory to pay the withholding taxes due on exercise of a non-qualified option.

     10. Effective Date. The Plan became effective on February 28, 1991, the date it was adopted by the Board of Directors of the Corporation.

     11. Modification of Options. At any time and from time to time the Board may execute an instrument providing for the modification of any outstanding Option, provided no such modification, extension or renewal shall confer on the holder of said Option any right or benefit which could not be conferred on such holder by the grant of a new Option at such time, or impair the Option without the consent of the holder of the Option.

     12. Amendment and Termination of the Plan. The Board may alter, suspend or discontinue the Plan at any time. However, all Incentive Stock Options must be granted within ten years of the effective date of the Plan, or the date the Plan is approved by the shareholders, whichever is earlier. No action of the Board may impair any then outstanding Option without the consent of the holder of the Option.

     No amendment may be made without the approval of the stockholders of the Corporation by the affirmative votes of the holders of a majority of shares of Common Stock casting votes at a duly held stockholder's meeting which amendment would (i) increase the number of shares available under the Plan; (ii) change the employees or class of employees eligible to participate in the Plan; or
(iii) change the material terms of the Plan as construed under ss. 162(m) of the Code.

     13. Conditions Upon Issuance of Shares. Shares shall not be issued with respect to any Option granted under the Plan unless the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, any applicable state securities law, and the requirements of any stock exchange upon which the shares may then be listed.

     The Corporation shall not be liable for refusing to sell or issue any shares if the Corporation cannot obtain from the appropriate regulatory body(ies) authority deemed by the Corporation's counsel to be necessary lawfully to issue or sell such shares.

         As a condition to the exercise of an Option, the Corporation may require the person exercising the Option to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of federal or state securities law.

     14. Restrictions on Shares. The Board may impose such restrictions on the ownership and transfer of shares issued pursuant to this Plan as it deems desirable; any such restrictions shall be set forth in any Option agreement entered into hereunder.

     15. Reservation of Shares. The Corporation during the term of this Plan will reserve and keep available a number of shares sufficient to satisfy the requirements of the Plan.

     16. Change of Control.

          (a) In order to maintain the Participants' rights in the event of a Change of Control or Potential Change of Control of the Corporation, as hereinafter defined, the Board, in its sole discretion, may, in addition to and notwithstanding anything to the contrary contained in the Plan, either at the time an Option is granted hereunder or at any time prior to or upon the occurrence of a Change of Control or Potential Change of Control, provide, in whole or in part, for the accelerated exercisability of and/or the waiver of any conditions to the full and immediate exercisability of, each Option outstanding at the time of such Change of Control or Potential Change of Control event. The Board may, in its discretion, include such further provisions and limitations in any agreement entered into with respect to an Option as it may deem equitable and in the best interests of the Corporation.

          (b) For the purposes of this paragraph 16, a "Change of Control" shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Corporation, its Subsidiaries and any employee benefit plan sponsored or maintained by the Corporation or its Subsidiaries (including any trustee of such plan acting as trustee), but including a "group" as defined in Section 13(d)(3) of the Exchange Act (a "Person"), becomes beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of at least fifty percent (50%) of the total number of shares which are entitled to vote for the election of directors of the Corporation (the "Voting Shares"); or (ii) the stockholders of the Corporation shall approve any merger or other business combination of the Corporation, sale of substantially all the Corporation's assets or a combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Corporation and one or more of its Subsidiaries, or a Transaction immediately following which the stockholders of the Corporation immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity. Two or more persons owning in the aggregate fifty percent (50%) or more of the Voting Shares shall not be deemed to be a "group" for the purposes of paragraph 16(b)(i) hereof solely because such persons are officers or directors of the Corporation.

          (c) For the purposes of this paragraph 16, a Potential Change of Control shall be deemed to have occurred if: (i) a Person commences a tender offer for at least fifty percent (50%) of the Voting Shares; (ii) approval of any Transaction (excluding any Transaction that is excluded for purposes of paragraph 16(b)(ii) above) is requested of stockholders; (iii) proxies for the election of directors of the Corporation are solicited by anyone other than the Corporation; or (iv) any other event occurs which is deemed to be a Potential Change of Control by the Board.

          (d) Notwithstanding the foregoing, no Change of Control or Potential Change of Control shall be deemed to have occurred for purposes of the Plan with respect to an Employee by reason of any actions or events in which such Employee participates in a capacity other than in his or her capacity as an Employee (or as a director of the Company, where applicable).

          (e) Notwithstanding the foregoing, in no event shall the acceleration of any option hereunder upon a Change of Control occur to the extent an "excess parachute payment" (as defined in Code Sec.
               280G) would result. In the event that the Board or a committee appointed thereby determines that such an excess parachute payment would result if the full acceleration provision of this section 16(e) occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements or plans) then the number of shares as to which exercisability is accelerated shall be reduced so that total parachute payments do not exceed 299% of the optionee's "base amount," as defined in Code Sec. 280G(b)(3).

     17. Transferability. All or a portion of the nonqualified options to be granted to a Participant may, in the discretion of the Board or committee, as the case may be, be on terms that permit transfer without consideration by such Participant to (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts, or to a guardian under the Uniform Gift to Minors Act, for the exclusive benefit of such Immediate Family Members, or (iii) a partnership or other entity in which such Immediate Family Members are the only partners, provided that (x) the stock option agreement pursuant to which such nonqualified options are granted must be approved by the committee, and must expressly provide for transferability in a manner consistent with this Section, and (y) subsequent transfers of transferred Options shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of each agreement and Section 9 hereof the term "Participant" shall be deemed to refer to the transferee (however, the events of termination of employment, if any, set forth in the agreement and the obligation to pay withholding taxes shall continue to apply to the transferor). Incentive Stock Options shall be nontransferable except by will or the laws of descent and distribution, and may only be exercisable during the Participant's lifetime, by the Participant.

     18. Stock Option Price. The option price per share of Common Stock deliverable upon the exercise of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Incentive Stock Option is granted. As to nonqualified options awarded to executive officers whose compensation may otherwise exceed the deduction limit of Section 162(m) of the Code, if the option price per share is not less than the Fair Market Value of the Common Stock at the date of the grant, such options shall be deemed to be "qualified performance based compensation" under Code
Section 162(m)(4)(C), and shall be administered in a manner consistent with that section.

     19. Exercise of Incentive Stock Options. No Incentive Stock Option shall be exercisable at any time after the expiration of ten (10) years from the date of grant. Otherwise, the Board, or a committee appointed by the Board, will set the option terms and exercisability schedule. The total fair market value (determined as of the date of grant) of stock with respect to which ISO's (whether granted under this Plan or under any other agreement or plan of the Company or any of its subsidiaries) are first exercisable by a Participant in any one calendar year shall not exceed $100,000. In the event that the Participant's total ISO's exceed the $100,000 limit in any year (whether due to acceleration of exercisability under Section 16 above, miscalculation, error or otherwise) the amount of ISO's that exceed such limit shall be treated as non-qualified stock options. The ISO's granted earliest (whether under this Plan or any other agreement or plan) shall be applied first to the $100,000 limit. In the event that only a portion of the options granted at the same time can be applied to the $100,000 limit, the Company shall issue separate share certificate(s) for such number of shares as does not exceed the $100,000 limit, and shall designate such shares as ISO stock in its share transfer records.

                                  DETACH HERE

                                     PROXY

                        HARTE-HANKS COMMUNICATIONS, INC.

        BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                      AT 10:00 A.M., TUESDAY, MAY 5, 1998
                      200 CONCORD PLAZA DRIVE, FIRST FLOOR
                            SAN ANTONIO, TEXAS 78216


     The undersigned stockholder of Harte-Hanks Communications, Inc. (the "Company") hereby revokes any proxy or proxies previously granted and appoints Larry Franklin and Houston H. Harte or either of them as proxies, each with full powers of substitution and resubstitution to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEMS (1) THROUGH (5), THIS PROXY WILL BE VOTED "FOR" SUCH ITEMS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (6). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.


SEE REVERSE                                                        SEE REVERSE
   SIDE             CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SIDE

                                  DETACH HERE


    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.


1.   ELECTION OF DIRECTORS.

     Nominees: Larry Franklin and James L. Johnson

          FOR          WITHHELD
          [ ]            [ ]

[ ]                                           MARK HERE
   ---------------------------------------   FOR ADDRESS          [ ]
   FOR BOTH NOMINEES EXCEPT AS NOTED ABOVE    CHANGE AND
                                              NOTE BELOW

2.   To approve an amendment to the Harte-Hanks Charter to change the Company's
     name to [      ] Inc.

               FOR            AGAINST             ABSTAIN
               [ ]              [ ]                 [ ]

3. To approve an amendment to the Harte-Hanks Charter to increase authorized shares of Common Stock from 125,000,000 to 250,000,000.

               FOR            AGAINST             ABSTAIN
               [ ]              [ ]                 [ ]

4. To approve adoption of the Harte-Hanks Communications, Inc. 1998 Director Stock Plan.

               FOR            AGAINST             ABSTAIN
               [ ]              [ ]                 [ ]

5. To approve amendments to the Harte-Hanks Communications, Inc. 1991 Stock Option Plan.

               FOR            AGAINST             ABSTAIN
               [ ]              [ ]                 [ ]

6. On any other business that may properly come before the meeting hereby revoking any proxy or proxies heretofore given by the undersigned.


PLEASE SIGN, DATE AND MAIL TODAY.

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)


Signature:               Date:          Signature:               Date:
          --------------      --------            --------------      --------